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FOR RELEASE:        Immediately

CONTACT:            Robert J. Hartney
                    Director - Public Relations
                    708/564-7060 or Home 708/480-9859



  HOUSEHOLD INTERNATIONAL NAMES WILLIAM F. ALDINGER AS NEW CEO

     PROSPECT HEIGHTS, IL, August 10, 1994 -- Household International announced today that William F. Aldinger, vice chairman of Wells Fargo Bank, N.A., has been named president and chief executive of Household. The appointment becomes effective September 13, and on that date Mr. Aldinger also will become a member of Household's board of directors.

     Donald C. Clark, currently chairman and chief executive officer of Household, will continue to serve as chairman.

     Mr. Aldinger, 47, joined Wells Fargo Bank in San Francisco in 1986. As vice chairman, he had responsibility for overall strategy and business growth for the bank's 600-plus retail branches and its large consumer credit operations.

     Prior to joining Wells Fargo Mr. Aldinger was with Citibank,
N.A., and U.S. Trust Company.

     A graduate of City College of New York, Mr. Aldinger also has a law degree from Brooklyn Law School and is a member of the New York Bar.

     Mr. Clark, 63, joined Household in 1955 as a branch representative. He was named president of the company in 1977, became chief executive officer in 1982, and was elected chairman of the board in 1984.

     Household International, Inc. is a major provider of consumer finance and banking services and consumer insurance and investment products.

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